Exhibit 15.1

[Letterhead of Maples and Calder]

Perfect World Co., Ltd.

Perfect World Plaza, Tower 306, 86 Beiyuan Road,

Chaoyang District

Beijing 100101,

People’s Republic of China

April 30, 2015

Dear Sirs:

Perfect World Co., Ltd.

We consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in Perfect World Co., Ltd.’s annual report on Form 20-F for the year ended December 31, 2014 (the “Annual Report”), which will be filed with the United States Securities and Exchange Commission (the “SEC”) in the month of April 2015 and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-169333, No. 333-169332, No. 333-161193 and No. 333-146562) of Perfect World Co., Ltd. of the summary of our opinion under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder